Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class Y Shares Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class Y Shares Statement of Additional Information and to the incorporation by reference of our report, dated December 10, 2004, on the financial statements and financial highlights of Pioneer Global High Yield Fund included in the Annual Report to the Shareowners for the year ended October 31, 2004 in Post-Effective Amendment Number 7 to the Registration Statement (Form N-1A, 333-62166) of Pioneer Global High Yield Fund.


                                                /s/ ERNST & YOUNG LLP


Boston, Massachusetts
October 26, 2005